Exhibit 10.22
AVANIR PHARMACEUTICALS
[2005] [2003] Equity Incentive Plan
Restricted Stock Unit Director Grant Agreement
     This Restricted Stock Unit Director Grant Agreement (the “Agreement”) is dated as of __________, 200__ and is entered into between Avanir Pharmaceuticals, a California corporation (the “Company”), and ______________ (the “Director”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Plan (defined below).
AGREEMENT
     In consideration of the mutual promises set forth below, the parties hereto agree as follows:
     1. Award of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Company’s [2003] [2005] Equity Incentive Plan (the “Plan”) (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to the Director _________ Restricted Stock Units.
     2. Vesting. The Restricted Stock Units shall vest with respect to one-third of the Shares underlying the Restricted Stock Units on the 13-month anniversary of the Base Vesting Date (defined below) and then with respect to one thirty-fifth of the Shares underlying the Restricted Stock Units monthly thereafter. In the event of a Fundamental Transaction or Change in Control, the vesting of the Restricted Stock Units shall fully accelerate. For purposes of this Section 2, the “Base Vesting Date” shall be ____________, 200__, which was the date of the Company’s 200__ Annual Meeting of Shareholders.
     3. Effect of Termination. Following the Termination of a Director’s service, the unvested portions of the Restricted Stock Units, if any, as of the date of Termination shall be forfeited.
     4. Distribution. Stock certificates evidencing a one-for-one conversion (adjusted as provided in the Plan) of vested Restricted Stock Units into Shares (the “Certificate”) shall be issued and registered in the Director’s name as of the later of a particular Vesting Date or the date elected in Exhibit A (such date being the end of the “Restricted Period”). Subject to Section 7 of this Agreement, Certificates will be delivered to the Director as soon as practicable after the end of the Restricted Period. In the case of death, Certificates shall be delivered to the Director’s beneficiary or estate as soon as practicable. Notwithstanding anything herein to the contrary, the Restricted Period shall not lapse until the Director’s Termination of Service.
     5. Deferral Election. The Director may elect to defer delivery of the Certificates that would otherwise be due by virtue of the lapse or waiver of the vesting requirements as set forth in Section 2 and the satisfaction of the distribution requirements set forth in Section 4. The election must be made (a) within thirty days from the date of grant and (b) on the form attached as Exhibit A.

     6. Dividends. Participants holding Restricted Stock Units shall not be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of Shares until the underlying Shares have been delivered in accordance with this Agreement.
     7. Tax Withholding Obligations. In circumstances in which tax withholding is applicable, to meet any such obligations of the Company and Director that might arise with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in or connection with the award, deferral, or settlement of the Restricted Stock Units, the Director shall remit to the Company an amount of cash sufficient to meet the withholding requirements and/or the Company shall withhold the required amounts from the Director’s pay. Notwithstanding the foregoing, the Committee may, in its sole discretion, allow the Director to satisfy such withholding obligations upon settlement of the Restricted Stock Units by withholding a number of Shares having a Fair Market Value equal to the Company’s statutory withholding obligations. The Company shall not deliver any of the Certificates until and unless the Director has made the payment(s) required herein or proper provision for required withholding has been made. The Director hereby consents to any action reasonably taken by the Company to meet the withholding obligations.
     8. Restriction on Transferability. Until distribution, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, transfers can be made pursuant to intra-family transfer instruments or to an inter vivos trust.
     9. Rights as Shareholder. The Director shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Stock Units. Upon settlement of the Restricted Stock Units into Shares, the Director will obtain full voting and other rights as a shareholder of the Company.
     10. Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Director, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
     11. Effect on Other Employee Benefit Plans. The value of the Restricted Stock Units granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Director’s benefits under any director or other benefit plan sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
     12. No Employment, Consulting or Board Service Rights. The award of the Restricted Stock Units pursuant to this Agreement shall not give the Director any right to remain in the service of the Company or any Affiliate. Also, the award is completely within the discretion of the Company. It is not made as a part of any ongoing element of compensation or something that the Director should expect to receive annually or on any other periodic basis. It does not constitute part of the Director’s compensation and unless specifically agreed to otherwise with the Company is not relevant for purposes of determining any post-employment payment or severance.
     13. Amendment. This Agreement may be amended only by a writing executed by the Company and the Director which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Director, and provided that no such amendment adversely affects the rights of the Director (but limiting the foregoing, the Committee reserves the right to change, by written notice to the Director, the provisions of the Restricted Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units which are then subject to restrictions as provided herein).
     14. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Secretary of the Company. Any notice to be given to the Director shall be addressed to the Director at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.
     15. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
     16. Construction. The Restricted Stock Units are being issued pursuant to the Plan and are subject to the terms of the Plan, the terms of which are incorporated herein by reference. A copy of the Plan has been given to the Director, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.
     17. Miscellaneous.
          (a) The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.

          (b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
          (c) All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
          (d) By signing this Agreement, the Director acknowledges that his or her personal employment information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement the Director consents to such transmission of personal data as the Company believes is appropriate to administer the Plan.
          (e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

[Director’s Name]	Avanir Pharmaceuticals

By:
Keith Katkin President and Chief Executive Officer

EXHIBIT A
AVANIR PHARMACEUTICALS
RSU DEFERRAL ELECTION
     The following constitutes an election by the undersigned director of Avanir Pharmaceuticals to defer payment of vested benefits pursuant to the Restricted Stock Unit Director Grant Agreement (“Agreement”) under the Avanir [2003] [2005] Equity Incentive Plan (“Plan”). The undersigned acknowledges that because the terms of the Agreement provide that Restricted Stock Units will not be delivered to him or her until his or her service as a director ends, this election pertains only to a deferral beyond that time.
1.	Election: The undersigned hereby elects to receive the distribution (in Company Shares) of Avanir Class A common stock underlying vested Restricted Stock Units as follows (please select one of the three distribution choices below):

☐	In one lump sum upon termination of my service as a director that constitutes a “Separation from Service” (as defined in the final regulation promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Regulation”) (“Termination of Service”); or

☐	In one lump sum on ____________ (but not before my Termination of Service); or

☐	In _________ equal annual installments, starting on ____________ (but not before my Termination of Service).
In the event of death, Disability (as defined in the Regulation) or a Change in Control (as defined in the Regulation), distribution of vested Restricted Stock Units shall be made immediately in one lump sum.
2.	Change of Election: I hereby acknowledge that I may not change the date of the distribution as elected above unless I do so at least twelve months prior to the date the first distribution is due under the election above and at least twelve months prior to the date my new election is scheduled to take effect. I also acknowledge that if I change my distribution date elected above, the first date I may receive any distribution with respect to Shares covered by this election is not earlier than five years after the date payment would otherwise have been made pursuant to the election above. Such change must be timely filed in writing with the Company’s stock option administrator. The Company shall have sole discretion to revise the terms of this election or any change, or the procedures with respect to making this election or any change, to the extent the Company deems it helpful or appropriate to comply with applicable law.

Director Signature	Date

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